UNITED NUCLEAR, LLC AND
URANERZ ENERGY CORPORATION
VENTURE AGREEMENT

Effective Date: January 15, 2008

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	9.8	Emergency or Unexpected Expenditures	30

ARTICLE X	ACCOUNTS AND SETTLEMENTS		30
	10.1	Quarterly Statements	30
	10.2	Cash Calls	31
	10.3	Failure to Meet Cash Calls	31
	10.4	Cover Payment	31
	10.5	Audits	31

ARTICLE XI	DISPOSITION OF PRODUCTION		33
	11.1	Taking in Kind	33
	11.2	Failure of Participant to Take in Kind	33
	11.3	Hedging	33

ARTICLE XII	WITHDRAWAL AND TERMINATION		33
	12.1	Termination by Agreement	33
	12.2	Termination Where No Program Proposed	33
	12.3	Withdrawal	34
	12.4	Continuing Obligations and Environmental Liabilities	34
	12.5	Disposition of Assets on Termination	34
	12.6	Non-Compete Covenants	34
	12.7	Right to Data After Termination	35
	12.8	Continuing Authority	35

ARTICLE XIII	ACQUISITIONS WITHIN AREA OF INTEREST		35
	13.1	General	35
	13.2	Notice to Non-Acquiring Participant	35
	13.3	Option Exercised	36
	13.4	Option Not Exercised	36

ARTICLE XIV	ABANDONMENT AND SURRENDER OF PROPERTIES		36

ARTICLE XV	SUPPLEMENTAL VENTURE AGREEMENT		37

ARTICLE XVI	TRANSFER OF INTEREST		37
	16.1	General	37
	16.2	Limitations on Free Transferability	37

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ARTICLE XVII	DISPUTES		40
	17.1	Governing Law	40
	17.2	Venue	40
	17.3	Dispute Resolution	40

ARTICLE XVIII	CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION		40
	18.1	Venture Information	40
	18.2	Participant Information	41
	18.3	Permitted Disclosure of Confidential Venture Information	41
	18.4	Disclosure Required By Law	42
	18.5	Public Announcements	42

ARTICLE XIX	GENERAL PROVISIONS		43
	19.1	Notices	43
	19.2	Gender	43
	19.3	Currency	44
	19.4	Headings	44
	19.5	Waiver	44
	19.6	Modification	44
	19.7	Force Majeure	44
	19.8	Rule Against Perpetuities	45
	19.9	Remedies	45
	19.10	Further Assurances	45
	19.11	Entire Agreement; Successors and Assigns	45
	19.12	Memorandum	45
	19.13	Counterparts	46

EXHIBIT A	ASSETS AND AREA OF INTEREST
EXHIBIT B	ACCOUNTING PROCEDURES
EXHIBIT C	TAX MATTERS
EXHIBIT D	DEFINITIONS [MOVED TO BODY OF AGREEMENT]
EXHIBIT E	PRODUCTION ROYALTY
EXHIBIT F	INSURANCE
EXHIBIT G	INITIAL PROGRAM AND BUDGET

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VENTURE AGREEMENT

     This Venture Agreement is made as of January 15, 2008 ("Effective Date") between United Nuclear, LLC, a Wyoming limited liability company (“United Nuclear”), the address of which is 120 South Durbin, Casper, Wyoming 82601 and Uranerz Energy Corporation, a Nevada corporation ("Uranerz"), the address of which is 1701 East “E” Street, Casper Wyoming 82601, and mailing address P.O. Box 50850 Casper, Wyoming 82605-0850.

RECITALS

     A. United Nuclear and Uranerz both own or control certain properties in Campbell and Johnson Counties, State of Wyoming, which properties are described in Exhibit A-1 and Exhibit A-2.

     B. Uranerz and United Nuclear wish to participate in the exploration, evaluation and if justified the development and mining of mineral resources within the Properties, and each is willing to grant such rights to the other.

     NOW THEREFORE, in consideration of the covenants and conditions contained herein, United Nuclear and Uranerz agree as follows:

ARTICLE I
DEFINITIONS AND CROSS-REFERENCES

     1.1 Definitions. As used in this Agreement, the following terms shall have the meanings specified in this Section. Cross-references in this Agreement to Articles, Sections, Subsections and Exhibits refer to Articles, Sections, Subsections and Exhibits of this Agreement, unless specified otherwise.

     "Affiliate" means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Participant.

     "Agreement" means this Venture Agreement, including all amendments and modifications, and all schedules and exhibits hereto, all of which are incorporated by this reference.

     "Approved Alternative" means a Development and Mining alternative selected by the Management Committee from various Development and Mining alternatives analyzed in the Pre-Feasibility Studies.

     "Area of Interest" means the area described in Exhibit A-3.

     "Assets" means the Properties, Products, Venture Information, and all other real and personal property, tangible and intangible, including existing or after-acquired properties and all contract rights held for the benefit of the Participants hereunder.

     "Budget" means a detailed estimate of all costs to be incurred and a schedule of cash advances to be made by the Participants with respect to a Program.

     "Capital Account" means the account maintained for each Participant in accordance with Exhibit C.

     "Confidential Information" means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Participant. “Confidential Information” does not include information within the public domain through no fault or action of a Participant after the Effective Date.

     "Continuing Obligations" mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

     "Control" used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

     "Cover Payment" shall have the meaning as set forth in Section 10.4 of this Agreement.

     "Development" means all preparation (other than Exploration) for the removal, recovery and disposition of Products, including pilot or test projects and construction or installation of improvements to be used for Mining and all related Environmental Compliance.

     "Effective Date" means the date set forth in the preamble to this Agreement.

     "Encumbrance" or "Encumbrances" means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

     "Environmental Compliance" means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

     "Environmental Laws" means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

     "Environmental Liabilities" means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any nature whatsoever that are asserted against either Participant, by any person or entity other than the other Participant, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

     "Equity Account" means the account maintained for each Participant by the Manager in accordance with Subsection 8.2(n) of this Agreement.

     "Existing Data" means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information concerning the Properties prior to the Effective Date.

     "Expansion" or "Modification" means (i) a material increase in mining or production capacity; (ii) a material change in the recovery process; or (iii) a material change in waste disposal methods. An increase or change shall be deemed "material" if it is anticipated to cost more than ten percent (10%) of original capital costs attributable to the Development of the mining or production capacity, waste disposal, or the recovery process is to be expanded or modified.

     "Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Environmental Compliance.

     "Feasibility Contractors" means one or more engineering firms approved by the Management Committee for purposes of preparing or auditing any Pre-Feasibility Study or Feasibility Study.

     "Feasibility Study" means a report to be prepared following selection by the Management Committee of one or more Approved Alternatives. The Feasibility Study shall include a review of information presented in any Pre-Feasibility Studies concerning the Approved Alternative(s). The Feasibility Study shall be in a form and of a scope generally acceptable to reputable financial institutions that provide financing to the mining industry.

     "Governmental Fees" means all rentals, holding fees, location fees, maintenance payments or other payments required by any Law to be paid to a federal, state, provincial, territorial or other governmental authority, in order to locate or maintain any licenses, permits, claims, concessions, fee lands, mining leases, surface leases, Claims or other tenures included in the Properties

     “Gross Royalty” means certain amounts calculated as provided in Exhibit E which may become payable to a Participant under Subsection 6.3(a) or 6.3(e) of this Agreement.

     “Gross Value” has the meaning set forth in Paragraph 3.1 of Exhibit E.

     "Initial Contribution" means that contribution each Participant has made or agrees to make pursuant to Section 5.1 of this Agreement.

     "Law" or "Laws" means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

     "Management Committee" means the committee established under Article VII of this Agreement.

     "Manager" means the Participant appointed under Article VIII of this Agreement to manage Operations, or any successor Manager.

     "Mining" means the mining-whether by surface, underground, or in-situ methods - extracting, producing, treating, handling, removal and stockpiling, or processing of Products.

"Operations" means the activities carried out under this Agreement.

     "Participant" means United Nuclear or Uranerz, or any permitted successor or assign of United Nuclear or Uranerz under this Agreement.

     "Participant Information" means all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information but excluding the Existing Data), which, as shown by written records, was developed, conceived, originated or obtained by a Participant: (a) prior to entering into this Agreement, or (b) independent of its performance under the terms of this Agreement.

     "Participating Interest" means the percentage interest representing the ownership interest of a Participant in the Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two decimal places as follows: Decimals of .005 or more shall be rounded up (e.g., 1.519% rounded to 1.52%); decimals of less than .005 shall be rounded down (e.g., 1.514% rounded to 1.51%) . The initial Participating Interests of the Participants are set forth in Section 6.1 of the Agreement.

     "Payout" means the date on which the Equity Account balance of each of the Participants has become zero or a negative number, regardless of whether the Equity

Account balance of either or both Participants subsequently becomes a positive number. If one Participant’s Equity Account balance becomes zero or a negative number before the other Participant’s, “Payout” shall not occur until the date that the other Participant’s Equity Account balance first becomes zero or a negative number.

     "Pre-Feasibility Studies" means one or more studies prepared to analyze whether economically viable Mining Operations may be possible on the Properties.

     "Prime Rate" shall have the meaning set out in Section 10.3 .

     "Products" has the meaning set forth in Exhibit E.

     "Program" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a period determined by the Management Committee.

     "Program Period" means the time period covered by an adopted Program and Budget.

     "Project Financing" means any financing approved by the Management Committee and obtained by the Participants for the purpose of placing a mineral deposit situated on the Properties into commercial production, but shall not include any such financing obtained individually by either Participant to finance payment or performance of its obligations under this Agreement.

     "Properties" means the licenses, permits, claims, concessions, fee lands, mining leases, surface leases or other rights or interests (as applicable) described in Exhibit A-1 and A-2 or acquired by the Venture within the Area of Interest.

     "Recalculated Participating Interest" means the reduced Participating Interest of a Participant as recalculated under Sections 9.5 or 9.6 of this Agreement.

     "Reduced Participant" means a Participant whose Participating Interest is reduced under Sections 9.5 or 9.6 of this Agreement.

     "Transfer" means, when used as a verb, to sell, grant, assign, create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party (except as permitted under Subsection 8.2(i) and Section 8.6 of this Agreement), either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

     “Venture” means the contractual relationship of the Participants under this Agreement.

     "Venture Account" means the account maintained by the Manager for the Venture in accordance with Exhibit B.

     "Venture Information" means the terms of this Agreement, and any other agreement relating to the Venture, the Existing Data, and all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information), developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement. The term "Venture Information" shall not include any improvements, enhancements, refinements or incremental additions to Participant Information that are developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement.

ARTICLE II
NAME, PURPOSES AND TERM

     2.1 General. United Nuclear and Uranerz hereby enter into this Agreement for the purposes hereinafter stated. All of the rights and obligations of the Participants in connection with the Assets or the Area of Interest and all Operations shall be subject to and governed by this Agreement.

     2.2 Name. The Manager shall conduct the business of the Venture in the name of the Venture, doing business as the “Arkose Mining Venture”. The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.

     2.3 Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which each of the Participants accomplishes such purposes:

(a)	to conduct Exploration within the Area of Interest,

(b)	to acquire additional real property and other interests within the Area of Interest,

(c)	to evaluate the possible Development and Mining of the Properties, and, if justified, to engage in Development and Mining,

(d)	to engage in Operations on the Properties,

(e)	to engage in sales or other commitments for the disposition of Products, to the extent provided by Article XI,

(f)	to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties, and

(g)	to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

     2.4 Limitation. Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 2.3 , and nothing in this Agreement shall be construed to enlarge such purposes or to change the relationships of the Participants as set forth in Article IV.

     2.5 Term. Unless the Venture is earlier terminated or otherwise terminates as provided in this Agreement, the term of this Agreement shall be for twenty (20) years from the Effective Date and for so long thereafter as any of the Properties are jointly owned by the Participants or their respective permitted assignees, and thereafter until all materials, supplies, and equipment have been salvaged and disposed of, a final accounting has been made between the Participants, and any required Environmental Compliance has been completed and accepted by the appropriate governmental agencies.

ARTICLE III
REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS; INDEMNITIES

     3.1 Representations and Warranties of Both Participants. As of the Effective Date, each Participant warrants and represents to the other that:

     (a) it is a corporation or limited liability company duly organized and in good standing in its state of incorporation and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

     (b) it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, and other approvals or other actions required to authorize it to enter into and perform this Agreement have been properly obtained or taken, as applicable;

     (c) it will not breach any other agreement or arrangement applicable to it by entering into or performing this Agreement;

     (d) it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement; and

     (e) assuming due execution and delivery of the other party hereto, this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

     3.2 Representations and Warranties of Both Participants as to Properties. As of the Effective Date, each Participant makes the following representations and warranties to the other Participant with respect to the Properties; provided, however, that (a) United Nuclear is making such representations and warranties solely with respect to those Properties listed in Exhibit A-1 and no other Properties, and (b) Uranerz is making such representations and warranties solely with respect to those Properties listed in Exhibit A-2 and no other Properties.

     (a) With respect to those Properties in which each Participant holds an interest under leases or other contracts: (i) each Participant has not received any notice of default of any of the terms or provisions of such leases or other contracts; (ii) each Participant has the authority under such leases or other contracts to perform fully its obligations under this Agreement; (iii) to each Participant's knowledge, such leases and other contracts are valid and are in good standing; (iv) each Participant has no knowledge of any act or omission or any condition on the Properties which could be considered or construed as a default under any such lease or other contract; and (v) to each Participant's knowledge, such Properties are free and clear of all Encumbrances or defects in title except for those specifically identified in Paragraphs 1.1 of Exhibit A-1 or Exhibit A-2.

     (b) Each Participant has delivered to or made available for inspection by the other Participant all Existing Data in its possession or control, and true and correct copies of all leases or other contracts relating to the Properties.

     (c) With respect to unpatented mining claims and millsites located by each Participant that are included within the Properties, except as provided in Paragraphs 1.1 of Exhibit A-1 or Exhibit A-2 and subject to the paramount title of the United States: (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies. (iv) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Subsection 8.2(k) through the assessment year ending September 1, 2008; (v) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (vi) the claims are free and clear of Encumbrances or defects in title; and (vii) each Participant has no knowledge of conflicting mining claims. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable mineral deposit.

     (d) With respect to unpatented mining claims and millsites not located by each Participant but which are included within the Properties, except as provided in Paragraphs 1.1 of Exhibit A-1 or Exhibit A-2 and subject to the paramount title of the United States: (i) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Subsection 8.2(k) through the assessment year ending September 1, 2008; (ii) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (iii) the claims are free and clear of Encumbrances or defects in title; and (iv) each Participant has no knowledge of conflicting mining claims. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable discovery of minerals.

     (e) With respect to the Properties, there are no pending or, to each Participant's knowledge, threatened, actions, suits, claims or proceedings, and there have been no previous transactions affecting its interests in the Properties which have not been for fair consideration.

     (f) Except as to matters otherwise disclosed in writing to each Participant prior to the Effective Date,

     (i) to each Participant's knowledge, the conditions existing on or with respect to the Properties and its ownership and operation of the Properties are not in violation of any Laws (including without limitation any Environmental Laws), nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Properties or in the general vicinity of the Properties;

     (ii) to each Participant's knowledge, there have been no past violations by it or by any of its predecessors in title of any Environmental Laws or other Laws affecting or pertaining to the Properties, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Properties ("Environmental Damage"); and

     (iii) each Participant has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws.

     The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement for a period of three (3) years thereafter. For a representation or warranty made to a Participant's "knowledge," the term "knowledge" shall mean actual knowledge, after reasonable related inquiry, of such matters on the part of the officers, employees, and agents of the representing Participant or of facts that would reasonably lead to the indicated conclusions.

     3.3 Disclosures. Each of the Participants represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations and warranties in this Article from being materially misleading. Each Participant has disclosed to the other Participant all information it believes to be relevant concerning the Assets and has provided to or made available for inspection by the other Participant all such information, but does not make any representation or warranty, express or implied, as to the accuracy or completeness of the information (except as provided in Section 3.2 ) or as to the boundaries or value of the Assets. Each Participant represents to the other that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Assets and upon its own geologic and engineering interpretations related thereto.

     3.4 Record Title. Title to the Assets shall be held in the name of Uranerz, beneficially on behalf of each Participant, as their Participating Interests are determined pursuant to this Agreement.

     3.5 Loss of Title. Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Venture Account, except that all costs and losses arising out of or resulting from breach of the representations and warranties of United Nuclear or Uranerz as to title shall be charged to United Nuclear or Uranerz, as the case may be.

     3.6 Royalties, Production Taxes and Other Payments Based on Production. All required payments of production royalties, taxes based on production of Products, and other payments out of production payable or deliverable to private parties and governmental entities shall be determined and made by the Manager on behalf of the Venture.

3.7 Indemnities/Limitation of Liability.

     (a) Each Participant shall indemnify the other Participant, its directors, officers, employees, agents and attorneys, or Affiliates (collectively "Indemnified Participant") from and against the entire amount of any Material Loss. A “Material Loss” shall mean all costs, expenses, damages or liabilities, including attorneys’ fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Participant (“Indemnifying Participant”) of any representation, warranty or covenant contained in this Agreement; provided, however, that neither Participant shall be liable to the other if the Material Loss of the Participant making the claim for indemnification was directly caused by the negligence of such claiming Participant or the failure of such claiming Participant to fulfill any of its material obligations under this Agreement.

A Material Loss shall not be deemed to have occurred until, in the aggregate, an Indemnified Participant incurs losses, costs, damages or liabilities in excess of One Hundred Thousand Dollars ($100,000.00) relating to breaches of warranties, representations and covenants contained in this Agreement.

     (b) If any claim or demand is asserted against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Participant. The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified Participant within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Participant to participate, at the Indemnified Participant's expense and with counsel of the Indemnified Participant's choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Participant's expense, employment of counsel of the Indemnifying Participant's choice. Any damages to the assets or business of the Indemnified Participant caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Participant, after the Indemnifying Participant has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Participant. Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of claims against the Indemnified Participant which has arisen out of the indemnified claim or demand.

     ARTICLE IV
RELATIONSHIP OF THE PARTICIPANTS

     4.1 No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them. The Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership. Neither Participant, nor any of its directors, officers, employees, agents and attorneys, or Affiliates, shall act for or assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein, and any such action or assumption by a Participant’s directors, officers, employees, agents and attorneys, or Affiliates shall be a breach by such Participant of this Agreement. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.

     4.2 Federal Tax Elections and Allocations. Without changing the effect of Section 4.1 , the relationship of the Participants shall constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Revenue Code of 1986, as amended. Tax elections and allocations shall be made as set forth in Exhibit C.

     4.3 Tax Returns. After approval of the Management Committee, any tax returns or other required tax forms shall be filed by the Manager in accordance with

Exhibit C.

     4.4 Other Business Opportunities. Except as expressly provided in this Agreement, each Participant shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with this Venture, without consulting with, or obligation to, the other Participant. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to this Venture nor to any other activity or operation of either Participant. Neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or, except as otherwise provided in Section 12.6 , within the Area of Interest after the termination of the Venture. Unless otherwise agreed in writing, neither Participant shall have any obligation to beneficiate or otherwise treat any Products in any facility owned or controlled by such Participant.

     4.5 Waiver of Rights to Partition or Other Division of Assets. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.

     4.6 Transfer or Termination of Rights to Properties. Except as otherwise provided in this Agreement, neither Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

     4.7 Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

     4.8 No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Participants and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency, except to the extent required by Project Financing.

     ARTICLE V
CONTRIBUTIONS BY PARTICIPANTS

5.1 Participants' Initial Contributions.

     (a) United Nuclear as its Initial Contribution, hereby contributes its nineteen percent (19%) undivided interest in the Assets described in Exhibit A-1 to the purposes of this Agreement. The amount of $5,828,319.00 shall be credited to the United Nuclear Equity Account on the Effective Date with respect to United Nuclear’ Initial Contribution.

     (b) Uranerz, as its Initial Contribution, hereby contributes its eighty-one percent (81%) undivided interest in the Assets described in Exhibit A-1 to the purposes of this Agreement together with its one hundred percent (100%) undivided interest in the Assets described in Exhibit A-2. The amount of $24,847,043.00 shall be credited to the Uranerz Equity Account on the Effective Date with respect to Uranerz’ Initial Contribution.

     5.2 Additional Contributions. Beginning as of the Effective Date, the Participants, subject to any election permitted by Subsection 9.5(a) , shall be obligated to contribute funds to adopted Programs and Budgets in proportion to their respective Participating Interests. In addition, the Participants, subject to any election permitted by Subsection 9.5(a), agree upon execution of this Agreement, to contribute cash funds in the amounts as set forth in the Initial Program and Budget, in order to provide sufficient working capital for the Venture to commence Operations.

     ARTICLE VI
INTERESTS OF PARTICIPANTS

     6.1 Initial Participating Interests. The Participants shall have the following initial Participating Interests:

United Nuclear- 19%
Uranerz- 81%

     6.2 Changes in Participating Interests. The Participating Interests shall be eliminated or changed as follows:

     (a) Upon a Participant’s withdrawal or deemed withdrawal as provided in Sections 6.3 and Article XII;

     (b) Upon an election by either Participant pursuant to Section 9.5 not to contribute to an adopted Program and Budget in accordance with the percentage reflected by its Participating Interest;

     (c) In the event of default by either Participant in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke Section 6.3 (c);

     (d) Upon Transfer by either Participant of part or all of its Participating Interest in accordance with Article XVI; or

     (e) Upon acquisition by either Participant of part or all of the Participating Interest of the other Participant, however arising.

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6.3 Elimination of Minority Interest.

     (a) At such time as a Reduced Participant’s Recalculated Participating Interest drops to ten percent (10%) or less, the Participants hereby agree that with no further action being required on the part of either Participant, (i) the Reduced Participant shall be automatically deemed to have withdrawn from the Venture and shall relinquish its entire Participating Interest free and clear of any Encumbrances arising by, through or under the Reduced Participant, except any such Encumbrances listed in Paragraphs 1.1 of Exhibit A-1 or Exhibit A-2 or to which the Participants have agreed (ii) such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant and (iii) the Reduced Participant’s Recalculated Participating Interest shall automatically be converted to a one percent (1%) gross royalty on future production from the Properties as calculated in accordance with Exhibit E (“Gross Royalty”). In such event, (x) subject to Section 6.4 , the Reduced Participant shall thereafter have no further right, title, or interest in the Assets or under this Agreement, (y) the tax partnership established by Exhibit C shall dissolve pursuant to Paragraph 4.2 of Exhibit C and (z) the Reduced Participant shall execute and deliver an appropriate conveyance of all of its right, title and interest in the Assets to the remaining Participant or its assigns as identified at such time.

     (b) The relinquishment, withdrawal and entitlements for which this Section provides shall be effective as of the effective date of the recalculation under Sections 9.5 . However, if the final adjustment provided under Section 9.6 for any recalculation under Section 9.5 results in a Recalculated Participating Interest of more than ten percent (10%): (i) the Recalculated Participating Interest shall be deemed, effective retroactively as of the first day of the Program Period, to have automatically revested; (ii) the Reduced Participant shall be reinstated as a Participant, with all of the rights and obligations pertaining thereto; (iii) any right to Gross Royalty under Subsection 6.3(a) shall terminate; and (iv) the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 9.6(d) . Similarly, if such final adjustment under Section 9.6 results in a Recalculated Participating Interest for either Participant of ten percent (10%) or less for a Program Period as to which the provisional calculation under Section 9.5 had not resulted in a Participating Interest of ten percent (10%) or less, then such Participant, at its election within thirty (30) days after Notice of the final adjustment, may contribute an amount resulting in a revised final adjustment and resultant Recalculated Participating Interest of more than ten percent (10%). If no such election is made, such Participant shall be deemed to have withdrawn under the terms of Subsection 6.3(a) as of the beginning of such Program Period, and the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 9.6(d) , to which such Participant may be entitled for such Program Period.

     (c) a Participant may elect, as provided in and Section 9.5 , to limit its contributions to an adopted Program and Budget (without regard to its vote on adoption of the Program and Budget) by not contributing at all to an adopted Program and Budget. For clarity, a Participant may not elect to partially contribute, but must elect to either fully contribute or not contribute at all to an adopted Program and Budget.

In such event, the other, non-diluting Participant shall then have the option to either fully fund the remaining portion of the adopted Program and Budget; or, within fifteen (15) days following the election of the diluting Participant under Subsection 9.4 , to propose a reduced alternative Program and Budget to which the Participants shall, within seven (7) days, make a re-election under Subsection 9.4 . If the non-diluting Participant elects to continue with the initially adopted Program and Budget, the Participating Interest of the Participant electing not to participate shall be recalculated at the time of election by dividing the sum of (a) the value of that Participant’s Initial Contribution as defined in Section 5.1 plus (b) the total of all that Participant’s contributions to previous Programs and Budgets, by the sum of (a) and (b) above for all Participants, plus (c) the amount the non-diluting Participant elects to contribute to the approved Program and Budget , and multiplying the result by 100. That is:

(a)+(b) diluting Participant x 100 = Recalculated Participating Interest
(a)+(b) all Participants +(c)

The Participating Interest of the other, non-diluting Participant shall thereupon become the difference between 100% and the recalculated Participating Interest.

As soon as practicable after the necessary information is available at the end of each period covered by an adopted Program and Budget, a recalculation of each Participant’s Participating Interest shall be made in accordance with the preceding formula to adjust, as necessary, the recalculations made at the beginning of such period to reflect actual contributions made by the Participants during the period. Except as otherwise provided in this Agreement, a diluting Participant shall retain all of its rights and obligations under this Agreement, including the right to participate in future Programs and Budgets at its recalculated Participating Interest.

     (d) The Participants acknowledge that if a Participant defaults in making a contribution to an approved Program and Budget it has elected to contribute to or a cash call under SubSection 10.3 , or in repaying a loan under Subsection 10.4 , as required hereunder, it will be difficult to measure the damages resulting from such default and the damage to the non-defaulting Participant could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within thirty (30) days after Notice to the defaulting Participant of such default, declare the defaulting Participant in default, in which case the defaulting Participant’s Participating Interest shall be reduced by two times the amount that would otherwise be calculated pursuant to Section 6.3(c) for each instance of default.

     (e) If any Participant fails to participate in the first Program and Budget which includes in whole or in part Development or Mining, at the non-defaulting Participant’s election, the non-participating Participant shall be deemed to have withdrawn from the Venture and shall relinquish its entire Participating Interest, free and clear of any Encumbrances arising by, through or under that Participant. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant, and the Participating Interest of the non-participating Participant shall be converted to a One Percent (1%) Gross Royalty, as defined in Exhibit E.

     (f) Whenever the Participating Interests are recalculated pursuant to this Subsection 6.3 , (A) the Equity Accounts of both Participants shall be adjusted to bear the same ratio to each other as their recalculated Participating Interests; and (B) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.

     6.4 Continuing Liabilities Upon Adjustments of Participating Interests. Any reduction or elimination of either Participant's Participating Interest under Section 6.2 shall not relieve such Participant of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether arising, before or after such reduction or elimination, out of acts or omissions occurring or conditions existing prior to the Effective Date or out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability. For purposes of this Section, such Participant's share of such liability shall be equal to its Participating Interest at the time the act or omission giving rise to the liability occurred, after first taking into account any reduction, readjustment and restoration of Participating Interests under Sections 6.3 , 9.5 , and 9.6 (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to such Participant's initial Participating Interest). Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental Compliance Fund as described in Exhibit B, each of the Participants shall be liable for its proportionate share (i.e., Participating Interest at the time of the act or omission giving rise to such liability occurred), after first taking into account any reduction, readjustment and restoration of Participating Interests under Sections 6.3 , 9.5 , and 9.6 , of the cost of satisfying such Continuing Obligations, notwithstanding that either Participant has previously withdrawn from the Venture or that its Participating Interest has been reduced or converted to the Gross Royalty pursuant to Subsection 6.3(a) .

     6.5 Documentation of Adjustments to Participating Interests. Adjustments to the Participating Interests need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant's Participating Interest and related Equity Account balance shall be shown in the accounting records of the Manager, and any adjustments thereto, including any reduction, readjustment, and restoration of Participating Interests under Sections 6.3 , 9.5 , and 9.6 , shall be made quarterly. However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence such adjustments in form sufficient for filing and recording in the jurisdiction where the Properties are located.

     6.6 Grant of Lien and Security Interest.

     (a) Subject to Section 6.7 , each Participant grants to the other Participant a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

     (b) The liens and security interests granted by Subsection 6.6(a) shall secure every obligation or liability of the Participant granting such lien or security interest created under this Agreement, including the obligation to repay a Cover Payment in accordance with Section 10.4 .

     6.7 Subordination of Interests. Each Participant shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement other than those created pursuant to Section 6.6 hereof, and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Project Financing, and any modifications or renewals thereof.

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     ARTICLE VII
MANAGEMENT COMMITTEE

     7.1 Organization and Composition. The Participants hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of at least two (2) members appointed by each Participant. Each Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments by a Participant shall be made or changed by Notice to the other members. Uranerz shall designate one of its members to serve as the chair of the Management Committee.

     7.2 Decisions. Beginning as of the Effective Date, each Participant, acting through its appointed member(s) in attendance at the meeting, shall have the votes on the Management Committee in proportion to its Participating Interest. Unless otherwise provided in this Agreement, the vote of the Participant with a Participating Interest greater than fifty percent (50%) shall determine the decisions of the Management Committee.

     7.3 Meetings.

     (a) The Management Committee shall hold regular meetings at least semi-annually, with the first meeting of the year to be held on or before January 31st of each year, in Casper, Wyoming or at other places agreed upon by the members of the Management Committee. The Manager shall give thirty (30) days Notice to the Participants of such meetings. Additionally, either Participant may call a special meeting upon fourteen (14) days Notice to the Manager or other Participant. In case of an emergency, reasonable Notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Participant is present.

     (b) If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either Participant may call the next meeting upon fourteen (14) days Notice to the other Participant.

     (c) Each Notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered if either Participant adds the matter to the agenda at least three (3) business days before the meeting or with the consent of the other Participant. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the other Participant within forty-five (45) days after the meeting. Either Participant may electronically record the proceedings of a meeting with the consent of the other Participant. The other Participant shall sign and return or object to the minutes prepared by the Manager within thirty (30)

days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared by the Manager. The minutes, when signed or deemed accepted by both Participants, shall be the official record of the decisions made by the Management Committee. Decisions made at a Management Committee meeting shall be implemented in accordance with adopted Programs and Budgets. If a Participant timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed thirty (30) days from receipt by the Manager of Notice of the objections, to agree upon minutes acceptable to both Participants. If the Management Committee does not reach agreement on the minutes of the meeting within such thirty (30) day period, the minutes of the meeting as prepared by the Manager together with the other Participant's proposed changes shall collectively constitute the record of the meeting. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Venture Account. All other costs incurred by a Participant’s representatives on the Management Committee in connection with this Agreement shall be paid by that Participant individually.

     7.4 Action Without Meeting in Person. Subject to the Notice and quorum requirements under Subsection 7.3(a) , the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Subsection 7.3(c) . The Management Committee may also take actions in writing signed by all members.

     7.5 Matters Requiring Approval. Except as otherwise delegated to the Manager in Section 8.2 , the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement.

ARTICLE VIII
MANAGER

     8.1 Appointment. The Participants hereby appoint Uranerz as the Manager with overall management responsibility for Operations. Uranerz hereby agrees to serve as Manager until it resigns as provided in Section 8.4 .

     8.2 Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties:

     (a) The Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in Article IX.

     (b) The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

     (c) The Manager shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except any such Encumbrances listed in Paragraphs 1.1 of Exhibit A-1 or Exhibit A-2 and those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic's or materialmen's liens (which shall be contested, released or discharged in a diligent matter) or Encumbrances specifically approved by the Management Committee.

     (d) The Manager shall conduct such title examinations of the Properties and cure such title defects pertaining to the Properties as may be advisable in its reasonable judgment.

     (e) The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant's income and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that if authorized by the Management Committee, the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets.

     (f) The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) substantially comply with all material Laws; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for or as a result of Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager's good faith efforts to comply consistent with its standard of care under Section 8.3 . In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of both Participants through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Venture Account.

     (g) The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non-managing Participant shall approve in advance any settlement involving payments, commitments or obligations in excess of one hundred thousand Dollars ($100,000) in cash or value.

     (h) The Manager shall provide insurance for the benefit of the Participants as provided in Exhibit F in such amounts and of such nature as the Manager deems necessary to protect the Assets and Operations of the Venture

     (i) The Manager may dispose of Assets, whether by abandonment, surrender, or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article XIV. Without prior authorization from the Management Committee, however, the Manager shall not: (i) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of one hundred thousand Dollars ($100,000); (ii) enter into any sales contracts or commitments for Product, except as permitted in Section 11.2 ; (iii) begin a liquidation of the Venture; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Venture.

     (j) The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

     (k) The Manager shall perform or cause to be performed all assessment and other work, and shall pay all Governmental Fees required by Law in order to maintain in good standing all licenses, permits, claims, concessions, fee lands, mining leases, surface leases, unpatented mining claims, mill sites and tunnel sites and other tenures included within the Properties. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is pursuant to an adopted Program and Budget and is performed in accordance with the Manager's standard of care under Section 8.3 . The Manager shall timely record with the appropriate county and file with the appropriate United States agency any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of

Governmental Fees, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with the requirements applicable to each claim and site. The Manager shall not be liable on account of any determination by any court or governmental agency that any such document submitted by the Manager does not comply with applicable requirements, provided that such document is prepared and recorded or filed in accordance with the Manager's standard of care under Section 8.3 .

     (l) If authorized by the Management Committee, the Manager may: (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any Law hereafter enacted.

     (m) The Manager shall keep and maintain all required accounting and financial records pursuant to the procedures described in Exhibit B and in accordance with generally accepted accounting principles used by companies based in the United States (“US GAAP”) as further described in Exhibit B, and shall ensure appropriate separation of accounts unless otherwise agreed by the Participants.

     (n) The Manager shall maintain Equity Accounts for each Participant. Each Participant's Equity Account shall be credited with its proportion of revenue described in Exhibit B and the value of such Participant's contributions under Subsections 5.1(a) and 5.1(b) and shall be credited with amounts contributed by such Participant under Section 5.2 . Each Participant's Equity Account shall be charged with the cash and the fair market value of property distributed to such Participant (net of liabilities assumed by such Participant and liabilities to which such distributed property is subject). Contributions and distributions shall include all cash contributions or distributions plus the agreed value (expressed in dollars) of all in-kind contributions or distributions.

     (o) The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the members of the Management Committee: (i) quarterly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as the Management Committee may request. Subject to Article XVIII, at all reasonable times the Manager shall provide the Management Committee, or other representative of a Participant upon the request of such Participant’s member of the Management Committee, access to, and the right to inspect and, at such Participant's cost and expense, copies of the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Venture Information, to the extent preserved or kept by the Manager, subject to Article XVIII. In addition, the Manager shall allow the non-managing Participant, at the latter's sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing Participant does not unreasonably interfere with Operations.

     (p) The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

     (q) The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Venture. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Participant reasonably informed about the Manager's efforts to discharge Continuing Obligations. Authorized representatives of each Participant shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

     (r) The funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

     (s) If Participating Interests are adjusted in accordance with this Agreement, the Manager shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations.

     (t) The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee pursuant to Section 7.1 .

     8.3 Standard of Care. The Manager shall discharge its duties under Section 8.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound exploration and other applicable mining industry standards and practices, and substantially in accordance with all material Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. The Manager shall not be liable to the other Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence. The Manager shall not be in default of any of its duties under Section 8.2 if its inability or failure to perform results from, or is a consequence of, the failure of the other Participant to perform acts or to contribute amounts required of it by this Agreement.

     8.4 Resignation; Deemed Offer to Resign. The Manager may resign upon not less than sixty (60) days' prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by Notice to the resigning Participant within sixty (60) days after the Notice of resignation. If any of the following shall occur, the Manager shall be deemed to have resigned upon the occurrence of the event described in each of the following Subsections, with the successor Manager to be appointed by the other Participant at a subsequently called meeting of the Management Committee, at which the Manager shall not be entitled to vote. The other Participant may appoint itself or a third party as the Manager.

     (a) The aggregate Participating Interest of the Manager and its Affiliates becomes less than fifty percent (50%);

     (b) The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of sixty (60) days after Notice from the other Participant demanding performance;

     (c) The Manager fails to pay or contest in good faith its bills and Venture debts as such obligations become due;

     (d) A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager;

     (e) The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such Law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

     (f) Entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager, or a substantial part of its Participating Interest or its other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect.

Under Subsections (d), (e) or (f) above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.

     8.5 Payments To Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with Exhibit B.

     8.6 Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case in arm's-length transactions with unrelated persons.

     8.7 Independent Contractor. The Manager is and shall act as an independent contractor and not as the agent of the other Participant. The Manager shall maintain complete control over its employees and all of its subcontractors with respect to performance of the Operations. Nothing contained in this Agreement or any subcontract awarded by the Manager shall create any contractual relationship between any subcontractor and the other Participant. The Manager shall have complete control over and supervision of Operations and shall direct and supervise the same so as to ensure their conformity with this Agreement.

     ARTICLE IX
PROGRAMS AND BUDGETS

     9.1 Initial Program and Budget. The Initial Program and Budget to which both Participants have agreed is hereby adopted and is attached as Exhibit G.

     9.2 Operations Pursuant to Programs and Budgets. Except as otherwise provided in Section 9.3 , and Article XIII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets or as amended by the Management Committee. Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

     9.3 Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager for a period of one (1) year or any other period as approved by the Management Committee, and shall be submitted to the Management Committee for review and consideration at least thirty (30) days prior to the annual meeting. All proposed Programs and Budgets may include Exploration, Pre-Feasibility Studies, Feasibility Study, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the Management Committee in accordance with Sections 7.2 and 9.4 . Each Program and Budget adopted by the Management Committee, regardless of length, shall be reviewed at least once a year at the annual meeting of the Management Committee.

     9.4 Review and Adoption of Proposed Programs and Budgets. A Participant shall be deemed to have approved and voted to adopt a proposed Program and Budget unless it submits in writing to the Management Committee within thirty (30) days after receipt its rejection of, or proposed modifications to, any or all of the components of the proposed Program and Budget.

If a Participant timely submits its rejection or proposed modification to the Management Committee, then the Manager working with the other Participant shall seek, for a period of time not to exceed twenty (20) days, to develop a complete Program and Budget acceptable to both Participants. The Manager shall then call a Management Committee meeting in accordance with Section 7.3 for purposes of reviewing and voting upon the proposed Program and Budget.

    9.5 Election to Participate.

     (a) By notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption of a Program and Budget, a Participant may elect to participate in the approved Program and Budget: (i) in proportion to its respective Participating Interest or (ii) not at all. In case of an election under Subsection 9.5(a)(ii) , its Participating Interest shall be recalculated as provided in Subsection 6.3(c) , with dilution effective as of the first day of the Program Period for the adopted Program and Budget. If a Participant fails to so notify the Management Committee of its election to participate, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the Program Period.

9.6 Recalculation or Restoration of Reduced Interest Based on Actual Expenditures.

     (a) If a Participant makes an election under Subsection 9.5(a)(ii) , then within thirty (30) days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget.

     (b) If the Manager expended or incurred obligations that were more or less than the adopted Budget, the Participating Interests shall be recalculated pursuant to Subsection 6.3(c) by substituting each Participant's actual contribution to the adopted Budget for that Participant's estimated contribution at the time of the Reduced Participant's election under Subsection 9.5(a) .

     (c) If the Manager expended or incurred obligations of less than eighty percent (80%) of the adopted Budget, within twenty (20) days of receiving the Manager's report on expenditures, the Reduced Participant may notify the other Participant of its election to reimburse the other Participant for the difference between any amount contributed by the Reduced Participant to such adopted Program and Budget and the Reduced Participant's proportionate share (at the Reduced Participant's former Participating Interest) of the actual amount expended or incurred for the Program, plus interest on the difference accruing at the rate described in Section 10.3. The Reduced Participant shall deliver the appropriate amount (including interest) to the other Participant with such Notice. Failure of the Reduced Participant to so notify and tender such amount shall result in dilution occurring in accordance with this Article IX and shall bar the Reduced Participant from its rights under this Subsection 9.6(c) concerning the relevant adopted Program and Budget.

     (d) All recalculations under this Section IX shall be effective as of the first day of the Program Period for the Program and Budget. The Manager, on behalf of both Participants, shall make such reimbursements, reallocations of Products, contributions and other adjustments as are necessary so that, to the extent possible, each Participant will be placed in the position it would have been in had its Participating Interests as recalculated under this Section been in effect throughout the Program Period for such Program and Budget. If the Participants are required to make contributions, reimbursements or other adjustments pursuant to this Section, the Manager shall have the right to purchase or sell a Participant's share of Products in the same manner as under Section 11.2 and to apply the proceeds of such sale to satisfy that Participant's obligation to make such contributions, reimbursements or adjustments.

     (e) Whenever the Participating Interests are recalculated pursuant to this Section, (i) the Participant’s Equity Accounts shall be revised to bear the same ratio to each other as their Recalculated Participating Interests; and (ii) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.

     9.7 Budget Overruns; Program Changes. Beginning as of the Effective Date, the Manager shall notify the Management Committee of any material departure from an adopted Program and Budget as soon as reasonably practicable. If the Manager exceeds an adopted Budget by more than twenty-five percent (25%) excluding any contingency portion of the Program and Budget, in the aggregate, then the excess over twenty percent (20%), unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.8 or unless otherwise authorized or ratified by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests nor deemed a contribution under this Agreement. Budget overruns of twenty-five percent (25%) or less in the aggregate shall be borne by the Participants in proportion to their respective Participating Interests.

     9.8 Emergency or Unexpected Expenditures. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life or property, to protect the Assets or to comply with Laws. The Manager may make reasonable expenditures on behalf of the Participants for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care. The Manager shall promptly notify the Participants of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests.

ARTICLE X
ACCOUNTS AND SETTLEMENTS

     10.1 Quarterly Statements. The Manager shall promptly submit to the Management Committee quarterly statements of account reflecting in reasonable detail the charges and credits to the Venture Account during the preceding quarter.

     10.2 Cash Calls On the basis of each adopted Program and Budget, the Manager shall submit prior to the last day of each calendar quarter, a billing for estimated cash requirements for the next calendar quarter. Within fifteen (15) days after receipt of each billing, or a billing made pursuant to Section 9.8 or 12.4 , each Participant shall advance its proportionate share of such cash requirements. The Manager shall record all funds received in the Venture Account. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to ninety (90) days. All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Venture in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.

     10.3 Failure to Meet Cash Calls. A Participant that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to two and one half (2.5) percentage points over the Prime Rate, but in no event shall the rate of interest exceed the maximum permitted by Law. “Prime Rate” means the annual percentage rate in effect from time to time for demand, commercial loans quoted by CITIBANK, N.A. at its main branch in New York City, New York, U.S.A. to its most credit worthy customers. Such interest shall accrue to the benefit of and be payable to the non-defaulting Participant, but shall not be deemed as amounts contributed by the non-defaulting Participant in the event dilution occurs in accordance with Article VI. In addition to any other rights and remedies available to it by Law, the non-defaulting Participant shall have those other rights, remedies, and elections specified in Sections 10.4 and 6.3(d) .

     10.4 Cover Payment. If a Participant defaults in making a contribution or cash call required by an adopted Program and Budget, the non-defaulting Participant may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting Participant (a "Cover Payment"). Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in Section 10.3 . If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default.

    10.5 Audits.

     (a) Within one hundred and eighty (180) days after the end of each calendar year, at the request of a Participant, an audit shall be completed by independent certified public accountants selected by the Manager. The audit shall be conducted in accordance with United States generally accepted auditing standards and shall cover all books and records maintained by the Manager pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year, including production and inventory records and all costs for which the Manager sought reimbursement under this Agreement, together with all other matters customarily included in such audits. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than one (1) month after receipt of the audit report, unless either Participant elects to conduct an independent audit pursuant to Subsection 10.5(b) which is ongoing at the end of such three (3) month period, in which case such exceptions and claims may be made within the period provided in Subsection 10.5(b) . Failure to make any such exception or claim within such period shall mean the audit is deemed to be correct and binding upon the Participants. The cost of all audits under this Subsection shall be charged to the Venture Account.

     (b) Notwithstanding the annual audit conducted by certified public accountants selected by the Manager, each Participant shall have the right to have an independent audit of all Venture books, records and accounts, including all charges to the Venture Account. This audit shall review all issues raised by the requesting Participant, with all costs borne by the requesting Participant. The requesting Participant shall give the other Participant thirty (30) days prior Notice of such audit. Any audit conducted on behalf of either Participant shall be made during the Manager's normal business hours and shall not interfere with Operations. Neither Participant shall have the right to audit records and accounts of the Venture relating to transactions or Operations more than twelve (12) months after the calendar year during which such transactions, or transactions related to such Operations, were charged to the Venture Account. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than one (1) month after completion and delivery of such audit, or they shall be deemed waived.

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     ARTICLE XI
DISPOSITION OF PRODUCTION

     11.1 Taking In Kind. Each Participant may take in kind or separately dispose of its share of all Products in proportion to its Participating Interest. Such election by a Participant shall be made prior to commencement of production, and shall be handled by the Manager as a credit in the Venture Account in an amount equal to the Participant’s share of all Products in proportion to its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by either Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products owned by any third party at any processing facilities constructed by the Participants pursuant to this Agreement. The Manager shall give notice in advance of the anticipated delivery date upon which Products will be available.

     11.2 Failure of Participant to Take In Kind. If a Participant fails to take its proportionate share of Products in kind, the Manager shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one (1) year from the notice date described in Section 11.1 , to purchase the Participant’s share for its own account or to sell such share as agent for the Participant at not less than the prevailing market price in the area. The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

     11.3 Hedging. Neither Participant shall have any obligation to account to the other Participant for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, future contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a Participant with respect to its proportionate share of any Products produced or to be produced from the Properties.

     ARTICLE XII
WITHDRAWAL AND TERMINATION

     12.1 Termination by Mutual Written Agreement. The Participants may terminate the Venture at any time by mutual written agreement.

     12.2 Termination Where No Program Proposed. If neither Participant proposes a Program and Budget for a period of two (2) consecutive years, then the Venture shall terminate.

     12.3 Withdrawal. Either Participant may withdraw from the Venture by giving Notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program Period or thirty (30) days after the date of the Notice. Upon such withdrawal, the Venture shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant all of its Participating Interest, including all of its interest in the Assets, without cost and free and clear of all Encumbrances arising by, through or under such withdrawing Participant, except those described in Paragraphs 1.1 of Exhibit A-1 and Exhibit A-2 and those to which both Participants have agreed. The withdrawing Participant shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other Participant to effect the transfer of its interests in the Assets to the other Participant. If within a sixty (60) day period both Participants elect to withdraw, then the Venture shall instead be deemed to have been terminated by the consent of the Participants pursuant to Section 12.1 .

     12.4 Continuing Obligations and Environmental Liabilities. On termination of the Venture under Sections 12.1 , 12.2 or 12.3 , each Participant shall remain liable for its respective share of liabilities to third persons (whether such arises before or after such withdrawal), including Environmental Liabilities and Continuing Obligations. The withdrawing Participant's share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 6.3 , 9.5 , and 9.6 (or, as to liabilities arising prior to the Effective Date, its initial Participating Interest).

     12.5 Disposition of Assets on Termination. Promptly after termination under Sections 12.1 or 12.2 , the Manager shall take all action necessary to wind up the activities of the Venture, in accordance with Exhibit C. All costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture Account.

     12.6 Non-Compete Covenants. Neither a Participant that withdraws pursuant to Section 12.3 , or is deemed to have withdrawn pursuant to Sections 6.3 , nor any Affiliate of such a Participant, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Area of Interest for twenty-four (24) months after the effective date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Section 12.6 , such Participant shall be obligated to offer to convey to the non-withdrawing Participant, without cost to the non-withdrawing Participant, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-withdrawing Participant, if the acquiring party is the withdrawing Participant's Affiliate). Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within ten (10) days after the offer is received by such non-withdrawing Participant. Failure of a Participant’s Affiliate to comply with this Section 12.6 shall be a breach by such Participant of this Agreement.

     12.7 Right to Data After Termination. After termination of the Venture pursuant to Sections 12.1 or 12.2 , each Participant shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or withdrawal.

     12.8 Continuing Authority. On termination of the Venture under Sections 12.1 , 12.2 or 12.3 or the deemed withdrawal of either Participant pursuant to Section 6.3 , the Participant which was the Manager prior to such termination or withdrawal (or the other Participant in the event of a withdrawal by the Manager) shall have the power and authority to do all things on behalf of both Participants which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of both Participants and the Venture, encumber Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

     ARTICLE XIII
ACQUISITIONS WITHIN AREA OF INTEREST

     13.1 General. Any interest or right to acquire any interest in real property, mining rights, mineral tenure or water rights related thereto within the Area of Interest including any royalty interest, either acquired or proposed to be acquired during the term of this Agreement by or on behalf of either Participant ("Acquiring Participant"), or any Affiliate of such Participant, shall be subject to the terms and provisions of this Agreement. United Nuclear and Uranerz and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims outside the Area of Interest. Failure of any Affiliate of either Participant to comply with this Article XIII shall be a breach by such Participant of this Agreement.

     13.2 Notice to Non-Acquiring Participant. Within ten (10) days after the acquisition of any interest in real property, mining rights, mineral tenure, or water rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Participant shall notify the other Participant of such acquisition by it or its Affiliate; and if the acquisition of any interest or right to acquire any interest pertains to real property, mining rights, mineral tenure or water rights partially within the Area of Interest, then all property (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article XIII. The Acquiring Participant's Notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals covered thereby, any water rights related thereto, the cost thereof, and the reasons why the Acquiring Participant believes that the acquisition of the interest is in the best interests of the Participants under this Agreement. In addition to such Notice, the Acquiring Participant shall make any and all information concerning the relevant interest available for inspection by the other Participant.

     13.3 Option Exercised. Within thirty (30) days after receiving the Acquiring Participant's Notice, the other Participant may notify the Acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest. Promptly upon such Notice of election, the Acquiring Participant shall execute the necessary documents or cause its Affiliate to execute the necessary documents, recognizing the Participants respective Participating Interests in the acquired interest (with title held as described in Section 3.4 ) free and clear of all Encumbrances arising by, through or under the Acquiring Participant (or its Affiliate) other than those to which both Participants have agreed. The acquired interests shall become a part of the Properties for all purposes of this Agreement immediately upon such Notice. The other Participant shall promptly pay to the Acquiring Participant its proportionate share of the latter's actual out-of-pocket acquisition costs.

     13.4 Option Not Exercised. If the other Participant does not give such Notice within the thirty (30) day period set forth in Section 13.3 , it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Assets or continue to be subject to this Agreement.

ARTICLE XIV
ABANDONMENT AND SURRENDER OF PROPERTIES

     Either Participant may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee does not authorize such surrender or abandonment, or authorizes any such surrender or abandonment over the objection of either Participant, the Participant that desires to surrender or abandon shall assign to the objecting Participant by special warranty deed, assignment, or other appropriate conveyance document, and without cost to the objecting Participant, all of the abandoning Participant's interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the abandoning Participant other than those specifically identified in Paragraphs 1.1 of Exhibit A-1 or Exhibit A-2 or those to which both Participants have agreed. Upon the assignment, such properties shall cease to be part of the Properties. The Participant that desires to abandon or surrender shall remain liable for its share (determined by its Participating Interest as of the date of such abandonment, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 6.3 , 9.5 , and 9.6 ) of any liability with respect to such Properties, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after such abandonment, arising out of activities prior to the Effective Date and out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.

     ARTICLE XV
SUPPLEMENTAL VENTURE AGREEMENT

     At any time during the term of this Agreement, the Management Committee may determine by unanimous vote of both that it is appropriate to segregate the Area of Interest into areas subject to separate Programs and Budgets for purposes of conducting further Exploration, Pre-Feasibility or Feasibility Studies, Development, or Mining. At such time, the Management Committee shall designate which portion of the Properties will comprise an area of interest under a separate Venture arrangement ("Supplemental Venture"), and the Participants shall enter into a new agreement ("Supplemental Venture Agreement") for the purpose of further exploring, analyzing, developing, and mining such portion of the Properties. The Supplemental Venture Agreement shall be in substantially the same form as this Agreement, with rights and interests of the Participants in the Supplemental Venture identical to the rights and interests of the Participants in this Venture at the time of the designation, unless otherwise agreed by the Participants, and with the Participants agreeing to a new Capital Account and new Equity Accounts and other terms necessary for the Supplemental Venture Agreement to comply with the nature and purpose of the designation. Upon its execution, the Supplemental Venture Agreement shall govern the Properties covered by the Supplemental Venture Agreement.

     ARTICLE XVI
TRANSFER OF INTEREST

     16.1 General. A Participant shall have the right to Transfer to a third party an interest in its Participating Interest, including an interest in this Agreement or the Assets, solely as provided in this Article XVI, and any non-compliance purported Transfer shall be of no effect.

     16.2 Limitations on Free Transferability. Any Transfer by either Participant under Section 16.1 shall be subject to the following limitations:

     (a) Neither Participant shall Transfer any interest in this Agreement or the Assets (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Participating Interest;

     (b) No transferee of all or any part of a Participant's Participating Interest shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and, except as provided in Subsections 16.2(g) , the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Participant;

     (c) Neither Participant, without the consent of the other Participant, shall make a Transfer that shall violate any Law, or result in the cancellation of any permits, licenses, or other similar authorization;

     (d) No Transfer permitted by this Article XVI shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer or exists on the Effective Date;

     (e) Neither Participant, without the consent of the other Participant, shall make a Transfer that shall cause termination of the tax partnership established by Section 4.2 . If such termination is caused, the transferring Participant shall indemnify the other Participant for, from and against any and all loss, cost, expense, damage, liability or claim therefore arising from the Transfer, including without limitation any increase in taxes, interest and penalties or decrease in credits caused by such termination and any tax on indemnification proceeds received by the Indemnified Participant.

     (f) In the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant; provided however, that in order for such Transfer to be effective, the transferring Participant and its transferee must first:

     (i) agree, as between themselves, that one of them is authorized to act as the sole agent ("Agent") on their behalf with respect to all matters pertaining to this Agreement and the Venture; and

     (ii) notify the other Participant of the designation of the Agent, and in such notice warrant and represent to other Participant that:

     (A) the Agent has the sole authority to act on behalf of, and to bind, the transferring Participant and its transferee with respect to all matters pertaining to this Agreement and the Venture;

     (B) the other Participant may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Participant and its transferee; and

     (C) all decisions of, notices and other communications from, and failures to respond by, the other Participant to the Agent shall be deemed to have been given (or not given) to the transferring Participant and its transferee.

The transferring Participant and its transferee may change the Agent (but such replacement must be one of them) by giving Notice to the other Participant, which Notice must conform to Subsection 16.2(f)(ii) .

     (g) If the Transfer is the grant of an Encumbrance in a Participating Interest to secure a loan or other indebtedness of either Participant in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or Project Financing approved by the Management Committee, such Encumbrance shall be granted only in connection with such Participant's financing payment or performance of that Participant's obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other Participant hereunder (including without limitation under Section 6.7 ). Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance ("Chargee") first enter into a written agreement with the other Participant in form satisfactory to the other Participant, acting reasonably, binding upon the Chargee, to the effect that:

     (i) the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant's Participating Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

     (ii) the Chargee's remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant's Participating Interest to the other Participant, or, failing such a sale, at a public auction to be held at least forty-five(45) days after prior notice to the other Participant, such sale to be subject to the purchaser entering into a written agreement with the other Participant whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this Agreement. The price of any preemptive sale to the other Participant shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within sixty (60) days of the Chargee's Notice to the other Participant of its intent to sell the encumbering Participant's Participating Interest. Failure of a sale to the other Participant to close by the end of such period, unless failure is caused by the encumbering Participant or by the Chargee, shall permit the Chargee to sell the encumbering Participant's Participating Interest at a public sale; and

     (iii) the charge shall be subordinate to any then-existing debt, including Project Financing previously approved by the Management Committee, encumbering the transferring Participant's Participating Interest;

ARTICLE XVII
DISPUTES

     17.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Wyoming, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

     17.2 Venue. The Participants agree that the location for any dispute resolution mediation or arbitration shall be Casper, Wyoming.

     17.3 Dispute Resolution. Should any dispute or disagreement arise between the Participants relating to this Agreement, representatives of each Participant having the authority to resolve such dispute or disagreement, shall meet informally in person to negotiate settlement. If informal settlement negotiations do not achieve resolution within thirty (30) days of the initial settlement meeting, the Participants agree to mediate the dispute, using an independent third party mediator. If the dispute is not resolved within thirty (30) days of the mediation, the Participants agree to submit the dispute to binding arbitration under the commercial rules of the American Arbitration Association.

ARTICLE XVIII
CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION

     18.1 Venture Information. All Venture Information shall be owned jointly by the Participants in accordance with their Participating Interests as determined pursuant to this Agreement. Both before and after the termination of the Venture, all Venture Information may be used by either Participant for any purpose, whether or not competitive with the Venture, without consulting with, or obligation to, the other Participant, provided that such use does not violate any provisions of this Agreement, including, without limitation, the non-compete covenants set out in Section 12.6 . Except as provided in Sections 18.3 and 18.4 , or with the prior written consent of the other Participant, each Participant shall keep confidential and not disclose to any third party or the public any portion of the Venture Information that constitutes Confidential Information.

     18.2 Participant Information. In performing its obligations under this Agreement, neither Participant shall be obligated to disclose any Participant Information. If a Participant elects to disclose Participant Information in performing its obligations under this Agreement, such Participant Information, together with all improvements, enhancements, refinements and incremental additions to such Participant Information that are developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement ("Enhancements"), shall be owned exclusively by the Participant that originally developed, conceived, originated or obtained such Participant Information. Each Participant may use and enjoy the benefits of such Participant Information and Enhancements in the conduct of the Venture hereunder, but the Participant that did not originally develop, conceive, originate or obtain such Participant Information may not use such Participant Information and Enhancements for any other purpose. Except as provided in Section 18.4 , or with the prior written consent of the other Participant, which consent may be withheld in such Participant's sole discretion, each Participant shall keep confidential and not disclose to any third party or the public any portion of Participant Information and Enhancements owned by the other Participant that constitutes Confidential Information.

     18.3 Permitted Disclosure of Venture Confidential Information. Either Participant may disclose Venture Information that is Confidential Information: (a) to a Participant's officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Participant's performance of its obligations under this Agreement; (b) to any party to whom the disclosing Participant contemplates a Transfer of all or any part of its Participating Interest, for the sole purpose of evaluating the proposed Transfer; (c) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Participant; or (d) to a third party with whom the disclosing Participant contemplates any independent business activity or operation.

     The Participant disclosing Confidential Information pursuant to this Section 18.3 shall disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 18.3 and who have agreed in writing supplied to, and enforceable by, the other Participant to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article XVIII. Such writing shall not preclude parties described in Subsection 18.3(b) from discussing and completing a Transfer with the other Participant. The Participant disclosing Confidential

Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

     18.4 Disclosure Required By Law. Notwithstanding anything contained in this Article XVIII, a Participant may disclose any Confidential Information if, in the opinion of the disclosing Participant's legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order of Law; or (b) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Participant.

     Prior to any disclosure of Confidential Information under this Section 18.4 , the disclosing Participant shall give the other Participant at least ten (10) days prior written Notice (unless less time is permitted by Law, under which circumstances, the disclosing Participant shall give the other Participant as much prior written Notice as possible) and, in making such disclosure, the disclosing Participant shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Participant in intervention in any such proceeding.

     18.5 Public Announcements. Each Participant agrees, except to the extent required to timely meet its obligations under Canadian or United States securities laws or applicable stock exchange rules, to provide the non-issuing Participant with two (2) business days advance prior Notice of any proposed press release or other public announcement concerning this Agreement. The issuing Participant agrees to consult with a non-issuing Participant that has identified reasonable changes to the release or announcement, unless in the good faith judgment of the issuing Participant, there is not sufficient time to consult with the non-issuing Participant before a required release or announcement must be made under applicable Law or rule. Any press release or other public announcement or disclosure to be issued by either Participant relating to this Venture shall also identify the other Participant.

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     ARTICLE XIX
GENERAL PROVISIONS

     19.1 Notices. All Notices, payments and other required or permitted communications ("Notices") to either Participant shall be in writing, and shall be addressed respectively as follows:

If to United Nuclear :	120 South Durbin
Casper, Wyoming 82601
Attention:	Steve Kirkwood
Telephone:	(307) 265-5178

With a copy to:	Phillip E. Pankoff
Phillip E. Pankoff, P.C.
3131 South Vaughn Way,
Suite 300
Aurora, Colorado 80014

If to Uranerz:	1701 East “E” Street
P.O. Box 50850
Casper, Wyoming 82605-0850
Attention:	Glenn Catchpole
Telephone:	(307) 265-8900

With a copy to:	Sonya Reiss
Uranerz Energy Corporation
1410-800 West Pender Street
Vancouver, BC V6C 2V6

     All Notices shall be given (a) by personal delivery to the Participant, (b) by registered or certified mail return receipt requested; or (c) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt. Either Participant may change its address by Notice to the other Participant.

     19.2 Gender. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

     19.3 Currency. All references to "dollars" or "$" herein shall mean lawful currency of the United States of America.

     19.4 Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     19.5 Waiver. The failure of either Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Participant's right thereafter to enforce any provision or exercise any right.

     19.6 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by both Participants.

     19.7 Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the Participant seeking the approval or authorization (including, without limitation, delays in obtaining any review, analysis, or approval required by the National Environmental Policy Act or any similar state law; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give Notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Participants to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with then current Operations.

     19.8 Rule Against Perpetuities. The Participants do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule of Law. Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Participants hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.

     19.9 Remedies. Each of the Participants agrees that its failure to comply with the covenants and restrictions set out in Article 16 would constitute an injury and damage to the other Participant impossible to measure monetarily and, in the event of any such failure, the other Participant shall, in addition and without prejudice to any other rights and remedies at Law or in equity, be entitled to injunctive relief restraining, enjoining or specifically enforcing any acquisition, sale, transfer, charge or Encumbrance save in accordance with or as required by the provisions of Article 16. Any Participant intending to breach the provisions of Article 16 hereby waives any defense it might have in Law or in equity to such injunctive or other equitable relief. A Participant shall be entitled to seek injunctive relief in any court of competent jurisdiction in the event of a Participant’s failure or threat of a failure to comply with the covenants and restrictions set out in Article 16.

     19.10 Further Assurances. Each of the Participants shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

     19.11 Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants.

     19.12 Memorandum. At the request of either Participant, a Memorandum or short form of this Agreement, or a Financing Statement(s) (to which copies of the Memorandum or short form of this Agreement shall be attached) shall be prepared by the Manager, executed and acknowledged by both Participants, and delivered to the

Manager for recording and filing in those appropriate recording districts and Uniform Commercial Code filing offices as may be necessary to provide constructive notice of this Agreement and the rights and obligations of the Participants hereunder. The Manager shall record and file in the proper recording districts, county recording offices and Uniform Commercial Code filing offices, all such documents delivered to it by the Participants. Unless both Participants agree, this Agreement shall not be recorded.

     19.13 Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Participants be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

UNITED NUCLEAR, LLC

By /s/ “William C. Kirkwood”
William C. Kirkwood, Manager

URANERZ ENERGY CORPORATION
By /s/ “Glenn Catchpole”
Glenn Catchpole, President and CEO